Pilgrim America Bank and Thrift Fund

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ANNUAL SHAREHOLDER MEETING
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ANNUAL MEETING

An annual meeting of shareholders was held at the offices of the Fund on April 24, 1997. A brief description of each matter voted upon as well as the voting results are outlined below.

                                            Shares
                               Shares    voted against     Shares      Broker
                              voted for   or withheld     abstained   non-vote   Total
                              ---------   -----------     ---------   --------   -----

I.   Proposal for the election of Directors:

     Mary A. Baldwin         12,099,050     212,658          -           -       12,311,708
     Al Burton               12,090,952     220,756          -           -       12,311,708
     Bruce S. Foerster       12,102,119     209,589          -           -       12,311,708
     Jock Patton             12,101,069     210,639          -           -       12,311,708
     Robert W. Stallings     12,099,972     211,736          -           -       12,311,708

II. Ratification of KPMG Peat Marwick LLP as independent auditors for the Fund for the fiscal year ending December 31, 1997:

                             12,077,673     128,445      105,589         -       12,311,707

III. Approval to transact such other business as may properly come before the annual meeting of shareholders or any adjournments thereof:

                             11,546,116     433,414      332,177         -       12,311,707
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